                                                                 EXHIBIT (l)(1)

[AIG American General Logo]                           Wayne Barnard, FSA, MAAA
                                                         Senior Vice President

                                August 27, 2008

The United States Life Insurance Company
  in the City of New York
70 Pine Street
New York, NY 10270

  Re:  The United States Life Insurance Company in the City of New York
       ("USL") and
       The United States Life Insurance Company in the City of New York
           Separate Account USL VL-R ("Registrant")
       AIG Income Advantage Select/SM/ - VUL
       File No. 333-151575 and No. 811-09359

Ladies and Gentlemen:

This opinion is furnished in connection with the filing of the Registration Statement on Form N-6, File Nos. 333-151575 and 811-09359, by The United States Life Insurance Company in the City of New York Separate Account USL VL-R (the "Separate Account") and The United States Life Insurance Company in the City of New York ("USL") covering an indefinite number of units of interests in the Separate Account. Net premiums received under USL's AIG Income Advantage Select VUL flexible premium variable life insurance policies (the "Policies") to be offered by USL may be allocated by USL to the Separate Account as described in the Prospectus forming a part of the Registration Statement.

I am familiar with the Policies' provisions. I am also familiar with the description contained in the Prospectus. In my opinion:

   The table of cost of insurance rates, set forth under "Tables of Charges" in the Prospectus, contains both the current and guaranteed rates to be used for these Policies for persons of illustrative ages. These rates have not been designed so as to make the relationship between current and guaranteed rates more favorable for persons of the ages illustrated than for persons at other ages or different gender.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Actuarial Expert" in the Statement of Additional Information.

                                          Very truly yours,

                                          Wayne A. Barnard
                                          Senior Vice President